Exhibit 5.1

March 10, 2011

ServiceSource International, LLC

634 Second Street

San Francisco, California 94107

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ServiceSource International, LLC, a Delaware limited liability company (“ServiceSource, LLC”), in connection with the preparation of a registration statement on Form S-1 (No. 333-171271), as amended (the “Registration Statement”), filed by ServiceSource, LLC with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Prior to the sale of the Shares (as hereafter defined), ServiceSource, LLC will be converted into a Delaware corporation and will be named ServiceSource International, Inc. (the “Company”).

The Registration Statement relates to the registration of the sale by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), of which up to 13,731,153 shares (including up to 1,791,020 shares issuable upon exercise of an over-allotment option granted by the Company) will be issued and sold by the Company and up to 3,940,133 shares will be sold by certain selling stockholders (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In arriving at our opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (1) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable; provided, however, with respect to those Shares to be sold by certain of the Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, if any, such shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.